EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-146596, 333-158320, 333-163779, 333-167049, and 333-188423 on Form S-3 and Nos. 333-148333, 333-160602, 333-175100, and 333-188999 on Form S-8 of our reports dated March 3, 2014, relating to the financial statements of Northern Oil and Gas, Inc., and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
March 3, 2014